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                                                                   EXHIBIT 10.16




                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT is entered into on this 24th day of April, 1997, among William R. Miller, Leo G. Babel, Robert L. Blackwell, II, William Russel Miller, Fabian Howard Babel and Robert Blackwell, III (collectively, the "Sellers" or the "Shareholders"), the holders of 100% of the capital stock of Exell, Inc., a Texas corporation ("Exell"), and ITEQ, Inc., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Exell is engaged in the business of manufacturing and repairing heat exchangers and providing related products and services (the "Business"); and

         WHEREAS, Sellers are the general partners of Babel, Miller & Blackwell Partnership (the "Partnership"), the owner of certain real property and improvements (the "Real Estate"), and as of the date hereof, the Partnership and Buyer have entered into a Purchase and Sale Agreement (the "Real Estate Contract") with respect to the acquisition by Buyer of the Real Estate; and

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding capital stock of Exell on the terms and conditions herein set forth.

         NOW, THEREFORE, for and in consideration of the premises, and the mutual and dependent promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                               PURCHASE AND SALE

         1.1 CERTAIN DEFINITIONS. As used in this Agreement, each parenthetically capitalized term in the introduction, recitals and other Sections of this Agreement has the meaning assigned to it, and other capitalized terms have the meaning given them in Section 9.1.

         1.2 PURCHASE AND SALE OF EXELL STOCK. Subject to the terms and conditions of this Agreement, at the Closing, Sellers agree to sell and convey to Buyer, free and clear of all Encumbrances, and Buyer agrees to purchase and accept from Sellers, all of the Exell Shares, as hereinafter provided. In consideration of the sale of the Exell Shares, Buyer shall pay to Sellers an aggregate of __________ (the "Consideration") [$10,364,958, less the amount allocated to purchase of Real Estate]. Subject to the terms of Sections 1.3 and 1.4 hereof, the Consideration shall be paid by wire transfer of immediately available funds to the Sellers in the percentages set forth in Schedule A hereto. Not less than one day prior to the Closing, Sellers shall provide wire transfer instructions to Buyer.

         1.3     POST-CLOSING ADJUSTMENT WITH RESPECT TO EXELL NET ASSETS.

                 (a) Preparation of Closing Balance Sheet. Not later than 60 days following the Closing Date, Buyer shall prepare and deliver to the Shareholders for their review in accordance with this section a balance sheet (the "Closing Balance Sheet") of Exell prepared as of the Closing Date and
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         prepared in accordance with generally accepted accounting principles
         ("GAAP") in a manner consistent with the financial statements described in Section 2.6(a) hereof. All of the parties hereto shall cooperate fully with each other in the preparation of the Closing Balance Sheet, and the Shareholders shall have access at all reasonable times to review workpapers, books and records relating to the preparation of the Closing Balance Sheet.

                 (b) Right to Dispute Closing Balance Sheet. Any Shareholder shall have the right to dispute the Closing Balance Sheet by giving notice of dispute to Buyer within 30 days after the Closing Balance Sheet has been given to that Shareholder. Such notice shall set forth in detail the reasons for the dispute and the Shareholder's proposed adjustments to the Closing Balance Sheet. If a Shareholder does not give notice of dispute to Buyer within such 30 day period in accordance with the foregoing, the Closing Balance Sheet as prepared by Buyer shall become final and binding upon that Shareholder. If a Shareholder does give notice of dispute to Buyer within such 30 day period, Buyer and the Shareholder shall endeavor in good faith to reach agreement on all of the disputed items. If the parties are unable to reach an agreement on the disputed items during such 30 day period, then the disputed items which have not been resolved shall be submitted to the accounting firm of Coopers & Lybrand or Price Waterhouse, Houston, Texas (and if for any reason it is unwilling or unable to serve, then another independent accounting firm mutually agreed upon by the Shareholders and Buyer will serve) for determination and resolution on the basis of such procedures as such accounting firm, in its sole judgement, deems applicable and appropriate, taking into account GAAP and the terms of this Agreement. Such accounting firm shall review the disputed matters and as promptly as practicable deliver to Buyer and to the Shareholder a statement setting forth its determination as to the proper treatment of the matters in dispute, and such determination shall be final and binding upon that Shareholder and Buyer without any further right of appeal; provided, however, neither such determination nor any other provisions of this Section 1.3 shall affect Buyer's right to seek indemnification for any breaches of representations and warranties by Sellers pursuant to Article 7 hereof. In the event all Shareholders give notices of disputed items and those notices are in any way in conflict or inconsistent with each other as to any disputed item, then such items shall not be considered as disputed hereunder unless the Shareholders resolve the conflict or inconsistency between themselves and give a new notice to Buyer with respect to that item. All charges of such accounting firm and other expenses directly incurred in making such determination shall be borne equally by Buyer and the Shareholders. The Shareholders shall determine among themselves how the charges of such accounting firm shall be borne.

                 (c) Adjustment of Consideration. In the event that Exell's tangible assets net of liabilities ("Net Assets") as shown on the Closing Balance Sheet, as finally prepared and binding upon the parties in accordance with Sections 1.3(a) and (b) is less than $2,750,000, then Buyer shall have the right to give notice thereof to the Shareholders, whereupon the Shareholders shall have 10 days to refund to Buyer a cash amount equal to the amount by which $2,750,000 exceeds the amount of the Net Assets as shown on the Closing Balance Sheet. In order to secure the Shareholders' obligations under this
         Section 1.3, at Closing Buyer shall withhold $200,000 of the Consideration. In the event of a post-closing adjustment hereunder, the Shareholders may elect to have any amount owed to Buyer applied from such withholding by written notice to Buyer. Any balance remaining of the withheld amount shall be immediately paid over to the Shareholders upon final resolution of the post-closing adjustment, together with interest on the balance at a rate of 10% per annum. The withholding described herein is not the exclusive remedy or security of Buyer with respect to satisfaction by the Shareholders of the post-closing adjustment; the Shareholders agree that they

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         shall be jointly and severally liable for all amounts owed to Buyer under this section, including any amounts in excess of those withheld hereunder.

         1.4 ESCROW AGREEMENT. At the Closing, Buyer shall deposit the amount of $500,000 of the Consideration in an interest-bearing account with Lawrence Blackburn Meeks Maxey & Co., Beaumont, Texas, as escrow agent, in order to secure the indemnification obligation of Sellers contained in Article 7 hereof. The form of escrow agreement (the "Escrow Agreement") shall be mutually agreed upon by the parties prior to Closing, which shall provide that in the event there are no unresolved claims for indemnification by Buyer upon the expiration of one year from the Closing Date, the escrowed funds shall be distributed to Sellers.

         1.5 PAYMENT OF CERTAIN OBLIGATIONS. On or prior to the Closing Date, Sellers shall cause Exell to pay and discharge the indebtedness for borrowed money of Exell as set forth on Schedule B, and Sellers shall cause Exell to be released from any liens granted to secure such indebtedness.

         1.6 CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Porter & Hedges, L.L.P., 700 Louisiana Street, Suite 3500, Houston, Texas 77002, on or prior to June 30, 1997, or at such other time and place as all parties hereto may mutually agree in writing. The date upon which the Closing occurs is referred to herein as the "Closing Date."

         1.7 CLOSING DELIVERIES. At the Closing, (a) Sellers shall deliver to Buyer duly and validly issued certificates representing all the Exell Shares, each such certificate to be duly endorsed in blank and in good form for transfer, or accompanied by stock powers duly executed in blank, sufficient and in good form to properly transfer such shares to Buyer as set forth in Section 1.2, (b) Buyer shall deliver the Consideration to Sellers (subject to the provisions of Section 1.3), and (c) Sellers and Buyer shall deliver to one another all other documents, instruments and agreements required under this Agreement.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

         Sellers jointly and severally represent and warrant to Buyer that the following representations and warranties are true and correct as of the date hereof, except with respect to representations and warranties which are made with reference to another specific date and except as otherwise described in the Disclosure Schedule by reference to the applicable section of this Article
2. The Disclosure Schedule shall be delivered by Sellers to Buyer within 20 days of the date hereof. Sellers acknowledge that Buyer may reject any disclosure contained therein for any reason within 30 days after receipt thereof, and unless the parties agree in writing on the contents of the Disclosure Schedule within 15 days after the expiration of such 30 day period, Buyer shall have the right to terminate this Agreement as provided in Article
6. If Buyer does not reject the Disclosure Schedule during such 30-day period, Buyer's right to terminate pursuant to Section 6(c) shall cease, and Buyer shall be deemed to have approved the Disclosure Schedule.

         2.1 ORGANIZATION. Exell is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Exell has all necessary corporate power and authority to own, operate, and lease its properties and to carry on its business as now owned or leased and operated by it. Exell is qualified to do business under the laws of any jurisdiction in which such qualification is required. Exell does





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not own, directly or indirectly, any interest or investment (whether debt or equity) in any other Person. True, correct and complete copies of the charter documents, and the bylaws of Exell, as amended, will be attached as Exhibit 2.1 to the Disclosure Schedule.

         2.2 AUTHORITY AND CONSENT. Sellers have the requisite power and authority to enter into, and perform their obligations under this Agreement, and no approval or consent of any Person is necessary in connection therewith. This Agreement, together with all other agreements, documents and instruments executed in connection herewith by Sellers constitute valid and legally-binding obligations of Sellers, and are enforceable against Sellers in accordance with their terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and subject to general principles of equity.

         2.3 NO VIOLATIONS OR CONFLICTS. Neither the execution and delivery of this Agreement by Sellers nor the performance by Sellers of their obligations hereunder will (a) violate or conflict with any provision of the charter documents, or bylaws, as amended, of Exell; (b) violate or conflict with any provision of any Laws applicable to Exell or its business or assets;
(c) result in a breach of, or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under or otherwise give any Person the right to terminate or accelerate payment under or performance of any note, bond, loan agreement, contract, lease, license, franchise, permit, or other agreement or instrument to which Sellers or Exell is a party or to which any of their respective assets are subject; or (d) result in, or require the creation or imposition of any Encumbrance of any nature upon or with respect to any of the assets of Sellers or Exell.

         2.4     CAPITALIZATION OF EXELL.    The authorized capital stock of
Exell consists of 500,000 shares of common stock, $1.00 par value per share, 67,500 of which are issued and outstanding, and none of which are held as treasury shares. All the Exell Shares are validly issued, fully paid and non-assessable and are owned beneficially and of record by Sellers. No shares of Exell Stock have been issued in violation of Exell's charter documents or bylaws, or the preemptive rights of any Person. There are no outstanding subscriptions, options, rights, warrants, calls, preemptive rights, convertible securities, or other agreements or commitments of any kind obligating Sellers or Exell to sell, convey, issue, exchange, transfer from treasury, or otherwise dispose of, any additional shares of any class of Exell's capital stock, or any other equity or debt security of Exell.


         2.5 TITLE TO EXELL SHARES. Sellers hold good and valid title to all of the Exell Shares, free and clear of all Encumbrances. Sellers possess full authority and legal right to sell, transfer and assign to Buyer the Exell Shares, free and clear of all Encumbrances. Upon transfer to Buyer by Sellers of the Exell Shares, Buyer will own the Exell Shares free and clear of all Encumbrances. There are no Claims pending or, to Sellers' knowledge, threatened against Exell or Sellers that concern or affect title to any of Exell's capital stock, or that seek to compel the issuance of capital stock or other securities of Exell.

         2.6     FINANCIAL INFORMATION.

                 (a) Attached as Section 2.6 of the Disclosure Schedule will be a true and correct copy of the balance sheets and related statements of income and changes in stockholders equity for Exell, which have been compiled by Lawrence Blackburn Meeks Maxey & Co., as of and for each of the periods ended September 30, 1995 and 1996 (the "Annual Statements"), and the unaudited balance sheet and related statement of income as of and for March 31, 1997 (the "1997 Statement," and





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         together with the Annual Statements collectively referred to as the
         "Financial Information"). The Financial Information (a) is true, correct and complete and fairly presents the financial position of Exell as of and for the periods indicated and (b) has been prepared in accordance with GAAP applied on a basis consistent with prior periods. Since December 31, 1996, Exell has not changed any significant accounting method or practice.

                 (b) Exell's accounts receivable as reflected in the 1997 Statement or which have been thereafter acquired by Exell are valid and existing, represent invoices due for goods sold and delivered or services rendered, have been collected or are fully collectible within 90 days of the respective invoice date without resort to legal proceedings, and are not subject to any refunds or other adjustments, defenses, rights of setoff, assignments, Encumbrances, or conditions enforceable by third parties, except to the extent reserved against in the 1997 Statement.

                 (c) Exell's inventories reflected in the 1997 Statement, or which thereafter have been acquired by Exell, consist of items of a quality and quantity usable and salable in the normal course of its business, except to the extent reserved against in the 1997 Statement.

         2.7 LIABILITIES. Exell has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, except (a) as reflected or reserved against in the 1997 Statement, (b) obligations to perform services or deliver goods in the ordinary course of business that are not delinquent, (c) obligations or liabilities incurred in accordance with the terms of this Agreement after the date of the 1997 Statement and prior to the Closing Date,
(d) warranty claims not inconsistent with Exell's prior operating experience, and (e) as disclosed in the Disclosure Schedule or any such other liabilities or obligations not exceeding $5,000 individually or $25,000 in the aggregate.

         2.8 DEFAULTS. Exell is not in default under, or in breach or violation of, and no event has occurred which, with notice or lapse of time or action by a third party, could reasonably be expected to result in a default under, breach or violation of, or conflict with: (a) Exell's charter documents, or bylaws, as amended; (b) any lease, license, permit, Encumbrance, or other agreement or instrument to which Exell is a party, or to which any of its assets is subject; or (c) any Laws applicable to Exell or its business or assets, including, without limitation, Business Laws and Laws respecting labor, employment and employment practices. Exell has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business.

         2.9 LITIGATION. There is no lawsuit, action, arbitration, mediation, administrative proceeding, investigation by a Governmental Authority, or other legal proceeding pending or, to the knowledge of Sellers, threatened against Exell. Exell is not subject to any court order, writ, injunction, court decree, settlement agreement or judgment.

         2.10 ADDITIONAL INFORMATION. Section 2.10 of the Disclosure Schedule will set forth a true, complete and correct list and/or summary of the following items:

                 (a) Real Property. A legal description of all real property owned in fee or leased by Exell or for which it has an option to purchase, and includes, with respect to each property whether such property is owned or leased and, a description of each Encumbrance to which such property is subject (excluding Permitted Encumbrances);





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                 (b)      Vehicles, Equipment and Machinery.  All vehicles,
         tractors, trailers, material equipment and machinery owned by Exell, indicating whether such item is owned or leased, and if leased, the name of the lessor;

                 (c) Intellectual Property. All patents, trademarks, service marks, copyrights and other intellectual property rights, and applications therefor or registrations thereof, wherever issued or pending; and all trade names used by Exell, and with respect to each of the foregoing, whether is same owned, licensed or used by Exell;

                 (d) Licenses and Permits. All governmental licenses, governmental permits, and similar rights held by Exell and relating to Exell's business;

                 (e) Material Contracts. All material contracts to which Exell is a party, by which it is bound or to which its assets or properties are subject, and any other single contract pursuant to which any party thereto is obligated to make payments after the date of this Agreement aggregating more than $10,000, whether or not any of the foregoing were made in the ordinary course of business (collectively "MATERIAL CONTRACTS");

                 (f) Employee Agreements. Any collective bargaining agreements of Exell with any labor union or other representative of employees, including amendments, supplements, and all employment and consulting agreements of Exell, specifically identifying any arrangement which cannot be terminated on notice of 30 or fewer days without liability to Exell or that entitles the beneficiary thereof to receive any salary continuation or severance payment or retain any position with Exell;

                 (g) Receivables. All accounts, notes and contracts receivables of Exell in a 30, 60, 90 and over 90 day aged receivables format as of March 31, 1997;

                 (h) Payables. All accounts and notes payable by Exell in a 30, 60, 90 and over 90 day aged payables format as of March 31, 1997;

                 (i) Indebtedness. All indebtedness for borrowed money owed by Exell or to which any of its assets are subject, and specifying all assets collateralizing such indebtedness;

                 (j) Guaranties. All indebtedness, liabilities and commitments of others and as to which Exell is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party;

                 (k) Insurance. All insurance policies or bonds carried by Exell or for its benefit or the benefit of its employees, including, without limitation, property, casualty, liability, workers compensation and auto policies;

                 (l) Personnel. A corporate organizational chart and the name, current salary, current bonus arrangements, last bonus date and amount, and any other compensation arrangements with Exell (excluding employee insurance and benefit plans described pursuant to Section 2.12(k)), of each employee of Exell;





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                 (m)      Employee Plans.  All bonus, incentive compensation,
         deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements of Exell together with copies of the most recent reports with respect to such plans, arrangements, or trust agreements filed with any Governmental Authority; and

                 (n) Bank Accounts. The name, address and contact person of each bank or other financial institution in which Exell has an account or safe deposit box, the account number, account name and type of account, the names of all persons authorized to draw thereon or have access thereto.

         2.11 TITLE TO AND QUIET POSSESSION OF ASSETS. Exell has good and valid title to all of its respective assets and interests in assets, whether real, personal, mixed, tangible or intangible, that are disclosed herein, are reflected in the 1997 Statement, or that are acquired after March 31, 1997, except for inventory items sold or consumed in the ordinary course of business after March 31, 1997. All such assets are free and clear of all Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Exell has the exclusive right, title and interest in and to any trademarks, service marks, trade names, and copyrights currently used, and the continued use of any logo, trade name, license, or other intangible by Exell does not and will not violate or infringe upon the rights of any third party.

         2.12    CONDITION OF ASSETS.

                 (a) Exell's buildings, premises, fixtures, vehicles, and material equipment and machinery are in a condition satisfactory to continue to operate Exell's business in the manner conducted prior to the Closing. There is no change in the zoning or building ordinances directly affecting the real property or leasehold interests of Exell, pending or, to the knowledge of Sellers, threatened.

                 (b) All material contracts, leases, plans or other arrangements to which Exell is a party, by which it is bound or to which it or its assets are subject are in full force and effect, and constitute valid and binding obligations of Exell. Exell is not, and to the knowledge of Sellers, no other party to any such material contract, lease, plan or other arrangement is in default thereunder, and no event has occurred which (with or without notice, lapse of time, or the happening of any other event) would constitute a default thereunder. Sellers have received no information which would cause Sellers to conclude that any customer of Exell will (or is likely to) cease doing business with Exell as a result of the consummation of the transactions contemplated hereby.

         2.13 ENVIRONMENTAL MATTERS. With respect to Exell's use, operation or ownership of property used, owned or leased by it (the "Property"), (a) all handling, manufacture, processing, distribution, use, treatment, storage, transport and disposal of Hazardous Substances and non-hazardous waste has been conducted in accordance with applicable Environmental Laws; (b) all emissions, discharges or releases into the environment of Hazardous Substances have either been made in accordance with applicable Environmental Laws, including without limitation all permits, licenses, exemptions, variances and other authorizations thereunder, or have been reported to the appropriate Governmental Authority in accordance with applicable Environmental Laws, and the Disclosure Schedule will set forth a list of all such written reported releases; (c) there are not underground storage tanks on any Property; (d) all permits, licenses, exemptions, variances and other authorizations required under applicable Environmental Laws for the use of the Property and the operation of the business thereon have been obtained, are being complied with, and





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all fees and assessments in association therewith have been timely paid and, to the knowledge of Sellers, no additional permits or licenses are or will be required by Exell to continue the operation of its business; and (e) with respect to the disposal of any Hazardous Substance generated on, or removed from, any Property, neither the Sellers nor Exell have received notice of an administrative proceeding, violation, citation, administrative or consent order, lawsuit, action, claim, demand, or decree which allege any violation of any applicable Environmental Law, and have no knowledge that such disposal or removal has been conducted without compliance with any applicable Environmental Law.

         2.14    TAXES.

                 (a) Proper and accurate federal, state and local income, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Exell for each period for which any returns, reports, or estimates were due. All taxes shown by such returns to be payable have been paid. All sales taxes have been properly collected and accounted for through the date hereof by Exell, and Exell has made all required deposits of such taxes with all taxing authorities. The tax provision reflected in Exell's financial statements as of March 31, 1997 is adequate to cover liabilities of Exell at the date thereof for all taxes of any character whatsoever applicable to Exell or its assets or business.
         No waiver of any statute of limitations executed by Exell with respect to federal or state income or other tax is in effect for any period.

                 (b) No deficiencies for any taxes have been proposed, asserted or assessed against Exell and no requests or waivers of the time to assess any such tax are pending. Except as set forth on in the Disclosure Schedule, the federal and state income tax returns of Exell have never been audited by the Internal Revenue Service or state income tax authority. No audit of any federal or state or other tax return of Exell is presently in process nor has an appointment for or notice of any such audit been requested or given by any taxing authority.

         2.15 COMPLIANCE WITH ERISA. Each benefit plan set forth in the Disclosure Schedule (the "Benefit Plans") complies currently, and has complied in the past, in form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. All contributions required to be made to each Benefit Plan under the terms of such Benefit Plans, ERISA or other applicable laws have been timely made.

                 (a) Prohibited Transactions. Exell has not engaged in a transaction in connection with which it could be subject (either directly or indirectly) to a material liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                 (b) Plan Termination; Material Liabilities. There has been no termination of an "employee pension benefit plan" as defined in ERISA which is subject to Title IV of ERISA (a "Statutory Plan") or trust created under any Statutory Plan that would give rise to a material liability to the Pension Benefit Guaranty Corporation ("PBGC") on the part of Exell. All Statutory Plans intended to be tax-qualified under Section 401(a) or 403(a) of the Code have complied in the past, both in form and operation, with every provision of the Code, regulation promulgated pursuant thereto, and every ruling, notice or announcement issued by the Internal Revenue Service necessary





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         to maintain the qualified status of such Statutory Plans.  No material liability to the PBGC has been or is expected to be incurred with respect to any Statutory Plan. The PBGC has not instituted proceedings to terminate any Statutory Plan. There exists no condition or set of circumstances that presents a material risk of termination or partial termination of any Statutory Plan by the PBGC.

                 (c) Accumulated Funding Deficiency. Full payment has been made of all amounts that are required under the terms of each Statutory Plan, ERISA or other applicable laws to have been paid as contributions to such Statutory Plan as of March 31, 1995, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Statutory Plan.

                 (d) Relationship of Benefits to Pension Plan Assets. The current value of all accrued benefits, both vested and unvested, under all Statutory Plans does not exceed the current value of the assets of such Statutory Plans allocable to such accrued benefits, except as disclosed in the Financial Information. For purposes of the representation in this paragraph, the term "current value" has the meaning specified in Section 4062(b)(1)(A) of ERISA, the term "accrued benefit" has the meaning specified in Section 3 of ERISA and "current value" is based on the same actuarial assumptions used by Exell for funding.

                 (e) Execution of Agreements. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

                 (f) Fiduciary Liability. There have been no acts, failures to act, omissions or transactions involving a Statutory Plan or the assets thereof that could result in imposition on Exell (whether direct or indirect) of damages or liability in actions brought under Section 502 or Sections 404 through 409 of ERISA.

                 (g) Pending Claims. There are no claims, pending or overtly threatened, involving any of the Benefit Plans by any current or former employee (or beneficiary thereof) of Exell that allege any violation of ERISA or the terms of the Benefit Plans, nor is there any reasonable basis to anticipate any claims involving such Benefit Plans that would likely be successfully maintained against Exell.

                 (h) Multiemployer Plans. Neither Exell nor any trade or business (whether or not incorporated) which, together with Exell, would be deemed to be a "single employer" within the meaning of
         Section 4001(b) of ERISA or Subsections 414(b), (c), (m) or (o) of the Code sponsors, maintains, or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to, any plan (not exempt from the provisions of ERISA), including, but not limited to, any plan which is a "multiemployer plan" as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

                 (i) No Reportable Event. There has been no "reportable event" (within the meaning of Section 4043(b) of ERISA with respect to a Statutory Plan) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) with respect to any of the Employee Plans. All reporting and disclosure requirements under Title I of ERISA have been met.

         2.16 BROKERS. Neither Sellers nor Exell nor any of their respective Affiliates have employed any broker, agent or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         2.17 UNTRUE STATEMENTS. This Agreement, the agreements and instruments to be entered into in connection herewith and the Disclosure Schedule furnished by Sellers do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading in any material respect.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers that as of the date hereof and the Closing Date:

         3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all the necessary powers to own its business as now owned and operated by it.

         3.2 AUTHORITY. Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement, and except as otherwise provided herein, no approval or consent of any Person is necessary in connection therewith. This Agreement, together with all other agreements, documents, certificates and instruments executed by Buyer in connection herewith, constitute valid and legally-binding obligations of Buyer, and are enforceable against Buyer in accordance with their terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally and subject to general principles of equity.

         3.3 NO VIOLATIONS OR CONFLICTS. Neither the execution and delivery of this Agreement by Buyer nor the performance by Buyer of its obligations hereunder will: (a) violate or conflict with any provision of the charter documents, or bylaws, as amended, of Buyer; (b) violate or conflict with any provision of any Laws applicable to Buyer, or its businesses or assets; (c) except as otherwise provided herein, result in a breach of, or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under or otherwise give any Person the right to terminate or accelerate payment under or performance of any note, bond, loan agreement, contract, lease, license, franchise, permit, or other agreement or instrument to which Buyer is a party or to which any of its assets are subject; or (d) result in, or require the creation or imposition of any Encumbrance of any nature upon or with respect to any of the assets of Buyer.

         3.4 BROKERS. Neither Buyer nor any of its respective Affiliates have employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein.

                                   ARTICLE 4

                          OBLIGATIONS PENDING CLOSING

         From the date hereof through the Closing or earlier termination of this Agreement pursuant to ARTICLE 6:

         4.1 INSPECTION OF EXELL. Buyer and its respective officers, attorneys, accountants and authorized representatives shall have the right, during normal business hours, to inspect Exell's properties, books and records, and to consult with Exell's officers, directors, employees, suppliers, customers, lenders, agents and attorneys concerning the ownership and operation of Exell. Such inspections may reasonably include, for example, environmental and other physical inspections of Exell's properties; review of Exell's books, records of account and tax records; and a review of records of corporate proceedings, contracts, trademarks, licenses, permits, and other business activities and matters in which Buyer may have an interest in light of the transactions contemplated by this Agreement. Buyer agrees to maintain all information it learns from such inspections and consultations in confidence and will not disclose such information except to its officers, directors, employees, bankers, investors, attorneys, accountants and other authorized representatives unless such information is or becomes public knowledge through no fault of Buyer and prior to Closing will not use such information except in connection with this Agreement. In the event that the transaction contemplated hereby is not consummated, Buyer shall return all materials obtained in its due diligence investigation without retaining any copies of such materials.

         4.2 ACQUISITION PROPOSALS. Sellers shall not, and shall not permit Exell, any of Sellers' Affiliates or any of their respective officers, directors or representatives to directly or indirectly (i) solicit, initiate or encourage any inquiries or Acquisition Proposals from any Person or (ii) participate in any discussions or negotiations regarding, furnish to any person other than Buyer or its representatives any information with respect to, or otherwise assist, facilitate or encourage any Acquisition Proposal by any other Person. "Acquisition Proposal" means any proposal for a merger, consolidation or other business combination involving Exell or the Business or for the acquisition or purchase of any equity interest in, or a material portion of the assets of, Exell or the Business. Sellers shall promptly communicate to Buyer the terms of any such Acquisition Proposals which it may receive or any inquiries made to it or its directors, officers, representatives or agents.

         4.3 ADDITIONAL AGREEMENTS OF SELLERS. Sellers agree that from the date hereof until the Closing Date, Sellers will cause Exell to:

                 (a) Maintenance of Present Business. Except as contemplated by this Agreement or set forth on the Disclosure Schedule, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationship with customers, suppliers, jobbers, distributors and others having business dealings with it;

                 (b) Maintenance of Properties. At its expense, maintain all of its material properties and assets in customary repair, order and condition, reasonable wear and use excepted;

                 (c) Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with its customary accounting principles applied on a consistent basis;

                 (d) Compliance with Law. Comply with all Laws applicable to, and having a material effect on, it and to the conduct of its business;

                 (e) Prohibition of Certain Contracts. Except as set forth on the Disclosure Schedule and for orders made and contracts entered into in the ordinary course of business, not enter into any contracts which involve the payment of more than $25,000 each;

                 (f) Prohibition of Loans. Except with respect to borrowings in the ordinary course of business under its revolving credit facility not exceeding $1,000,000, not incur any obligations for borrowed money, except for loans in the usual and ordinary course of business;

                 (g) Prohibition of Certain Commitments. Except as set forth on the Disclosure Schedule (which shall include a list of planned capital expenditures) and for orders made and contracts entered into in the ordinary course of business, not enter into a commitment for expenditures or incur any liability exceeding $100,000 in the aggregate;

                 (h) Disposal of Assets. Except for the assignment of term life insurance policies as described in the Disclosure Schedule and except as otherwise set forth in the Disclosure Schedule, not sell, dispose of, or encumber any property or assets having a value in excess of $50,000 in the aggregate, except in the usual and ordinary course of business;

                 (i) Maintenance of Insurance. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is not less than that presently carried by it, which is adequate for the business operated by Exell, which insurance may be added to from time to time in its discretion;

                 (j) No Amendment to Charter Documents and Related Matters. Not amend its charter documents, or merge or consolidate with or into any Person, change in any manner the rights of its capital stock or the character of its business;

                 (k) No Issuance, Sale, or Purchase of Securities. Not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock, or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

                 (l) Prohibition on Dividends. Not declare any dividend which is payable after Closing on shares of its capital stock or make any other non-cash distribution of assets to the holders thereof; and

                 (m) Employment Matters. Except as set forth on the Disclosure Schedule, not (i) increase its compensation expense for officers, directors, employees and consultants from the level of such expense on the date hereof, (ii) hire or employ any additional management personnel, without the consent of the Buyer, or (iii) enter into any severance arrangement with any officer, director, employee or consultant; provided, the foregoing shall not prohibit Exell from repaying indebtedness owed to Sellers as of December 31, 1996, in the amount of $450,000.

         4.4 H-S-R ACT COMPLIANCE. Each of Buyer and Sellers shall file, within 20 days after the date of this Agreement, such materials as are required under the H-S-R Act and shall (a) cooperate with the other party to the extent necessary to assist the other party in the preparation of such filings, and (b) request early termination of the waiting period required by the H-S-R Act.

         4.5 ENVIRONMENTAL INVESTIGATION. Prior to the Closing Date, at the equally shared cost of Buyer and Sellers, the parties shall engage a mutually acceptable environmental auditing firm to conduct an investigation and study of the real property upon which the operations of Exell are conducted (herein, a "Phase I Investigation"). If, as a result of the Phase I Investigation, the engaged firm shall recommend further investigation, the parties will similarly cause to be conducted such additional environmental analysis, which may include such work as is typically involved in a Phase II Investigation. If the recommended remedial work (a) exceeds an estimated $300,000, then either Buyer or Sellers shall have the right to terminate this Agreement, (b) is greater than an estimated $150,000 but less than $300,000, then Buyer shall have the option of (i) terminating this Agreement or (ii) notifying Sellers that the remedial work shall be completed with the first $150,000 of expense being paid by Sellers, with any additional cost being borne by Buyer, or (c) is less than an estimated $150,000, then Sellers shall cause the remedial work to be completed at their expense.

                                   ARTICLE 5

                                   CONDITIONS

         5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Buyer in the manner contemplated by Section 6.2 at or before the
Closing:

                 (a) Representations and Warranties of Sellers True on Closing Date. The representations and warranties of Sellers herein contained shall be true as of and at the Closing Date in all material respects with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; no event or events shall have occurred since the date hereof which, individually or in the aggregate, will have a material adverse effect upon the financial condition or results of operations of Exell; Sellers shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Sellers before the Closing Date; and Sellers shall have delivered to Buyer a certificate, dated the Closing Date, to such effects;

                 (b) Certificates of Public Officials. Sellers shall have delivered to Buyer certificates of existence and good standing of a recent date with respect to Exell in each jurisdiction where such company owns property or conducts operations;

                 (c) No Litigation. No suit, action, or other proceeding brought by any Person shall be pending or threatened in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which could reasonably be expected to result in a material adverse effect on the financial condition or results of operations of Exell.;

                 (d)      Opinion of Sellers' Counsel.   Buyer shall have
         received a favorable opinion, dated as of the Closing Date, from Orgain, Bell & Tucker, L.L.P., counsel for the Sellers, in form and substance reasonably acceptable to Buyer;

                 (e) Tender of Stock. Sellers shall have delivered to Buyer all certificates or other documents or instruments representing all of the Exell Shares, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of any Encumbrance;

                 (f) Resignations. All directors and officers of Exell shall have tendered their written resignations as such effective upon the Closing;

                 (g) Financing. Buyer shall have obtained financing to fund the payment of the Consideration on the Closing Date;

                 (h) Real Property Transaction. Buyer and the Partnership shall have concurrently closed the Real Property Contract;

                 (i) H-S-R Compliance. The waiting period (and any extension thereof) under the H-S-R Act applicable to the transactions contemplated hereby shall have expired or been terminated;

                 (j) Consents and Approvals. Sellers shall have provided any consents or approvals from third parties (including Governmental Authorities) which are required in order to consummate the transactions contemplated hereby, and Buyer shall have obtained the consent of its senior and subordinated debt lenders with respect to the transactions contemplated by this Agreement;

                 (k) Repayment of Debt. Exell shall have satisfied the provisions of Section 1.5 hereof;

                 (l) Escrow Agreement. The parties shall have entered into the Escrow Agreement described in Section 1.4 hereof; and

                 (m) Other. All other items required to be delivered hereunder or as may be reasonably requested by Buyer to facilitate the Closing, in form and substance reasonably satisfactory to Buyer and its financing sources.

         5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Sellers in the manner contemplated by Section 6.2 at or before the Closing:

                 (a) Representations and Warranties of Buyer True on Closing Date. The representations and warranties of Buyer herein contained shall be true as of and at the Closing Date in all material respects with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it before the Closing Date; and Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, to both such effects;

                 (b) Tender of Consideration. On the Closing Date, Buyer shall have tendered to the Sellers the Consideration, subject to the provisions of Section 1.3 hereof;

                 (c)      H-S-R Compliance.    The waiting period (and any
         extension thereof) under the H-S-R Act applicable to the transactions contemplated hereby shall have expired or been terminated;

                 (d) Consents and Approvals. Any consents and approvals required under any Laws in order to legally consummate the transactions contemplated by this Agreement shall have been obtained; and

                 (e) Other. All other items required to be delivered hereunder or as may be reasonably requested by Sellers to facilitate the Closing, in form and substance reasonably satisfactory to Sellers.

                                   ARTICLE 6

                     TERMINATION AND ABANDONMENT OR WAIVER

         6.1 TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time before the Closing Date:

                 (a)      By Mutual Consent.  By mutual consent of Buyer and
         Sellers; or

                 (b) By Buyer or Sellers. By Buyer or Sellers if the terminating party is not in material breach of any of its obligations hereunder and if the transactions contemplated by this Agreement have not been consummated on or before June 30, 1997, except such date shall be extended for an additional 60 days to the extent necessary to comply with the H-S-R Act; or

                 (c) As a Result of Disclosure Schedule Matters. By Buyer in accordance with Article 2 hereof with respect to the approval by Buyer of the Disclosure Schedule during the time period provided therein; or

                 (d) As a Result of Environmental Matters. By Buyer or Sellers in accordance with Section 4.5 hereof.

         6.2 WAIVER. Subject to the requirements of any applicable Law, any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any provision of this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other provision.

         6.3 EXPENSE ON TERMINATION. If the transactions contemplated hereby are abandoned pursuant to and in accordance with the provisions of
Section 6.1 hereof, all expenses will be paid by the party incurring them; provided, this provision shall not limit any claim resulting from the breach of this Agreement by any party hereto.

                                   ARTICLE 7

                                INDEMNIFICATION

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein or any instrument or document delivered or to be delivered pursuant to or in connection with this Agreement, shall survive the execution and delivery of this Agreement and the Closing notwithstanding any investigation or due diligence theretofore made by or on behalf of any party hereto; provided, however, that all representations and warranties of Sellers and Buyer shall terminate on the one year anniversary of the Closing Date except (a) as to the representations and warranties contained in Sections 2.5 (Title to Stock) and 2.11 (Title to and Quiet Possession of Assets) which shall continue and survive indefinitely, and (b) as to the representations and warranties contained in 2.14 (Taxes), which shall continue and survive for the full period of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All claims for indemnification by Sellers or Buyer with respect to a breach of a representation or warranty must be asserted prior to the expiration of the applicable survival period. All covenants and agreements contained herein shall survive the Closing without limitation, except as otherwise provided herein.

         7.2 INDEMNIFICATION OF BUYER. In addition to any other remedies available to Buyer under this Agreement, at law or in equity, Sellers shall indemnify, defend and hold harmless Buyer and its Affiliates against and in respect of any and all Claims that such indemnified persons shall incur or suffer, which arise, result from or relate to any breach of, or failure by Sellers to perform, any of their representations, warranties, covenants or agreements in or under this Agreement.

         7.3 INDEMNIFICATION OF SELLERS. In addition to any other remedies available to Sellers under this Agreement, at law or in equity, Buyer shall indemnify, defend and hold harmless Sellers against and in respect of any and all Claims that Sellers shall incur or suffer, which arise, result from or relate to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in or under this Agreement.

         7.4 INDEMNIFICATION PROCEDURE. Promptly upon the discovery of facts giving rise to a claim for indemnity under this Article 7 or the receipt of notice of any Claim, judicial or otherwise, with respect to any matter as to which indemnification may be claimed under this Article 7, the indemnified party shall give written notice thereof to the indemnifying party together with such information respecting such matter as the indemnified party shall then have; provided, however, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations, to the extent the indemnifying party is not materially prejudiced thereby. If indemnification is sought with respect to a third-party (i.e., one who is not a party to this Agreement) Claim asserted or brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party. After such notice from the indemnifying party to such indemnified party of its election to so assume the defense of such a third-party Claim, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, other than reasonable and necessary costs of investigation, unless the indemnifying party has failed to assume and diligently prosecute the defense of such third-party Claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a third-party Claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such Claim or with respect to Claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party or if counsel fails to diligently defend, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

                                   ARTICLE 8

                           NON-COMPETITION AGREEMENTS

         8.1 COVENANTS NOT TO COMPETE OR INTERFERE. In consideration of the agreement of the Buyer contained herein, for a period of (i) one year following from the Closing Date for any Seller not employed by Exell immediately following the Closing, and (ii) for one year following the termination of employment for any reason of any Seller who is employed by Exell subsequent to the Closing Date, none of such Sellers or any of their Affiliates shall:

                 (a) directly or indirectly, engage or invest in, finance, own, manage, operate, control or participate in the ownership, management, operation or control of, any Competing Business (as defined below);

                 (b) directly or indirectly, either as principal, agent, independent contractor, consultant, advisor (whether paid or unpaid), stockholder, partner or in any other representative capacity whatsoever, either for his own benefit or for the benefit of any other Person, solicit, divert or take away from Exell or Buyer any Persons who, at any time prior to the Closing Date, were customers or clients of Exell with respect to any Competing Business;

                 (c) for himself or on behalf of any other Person use or disclose to any Person any of the following relating in any way to Exell, Buyer or their respective businesses: trade secrets; proprietary information; "know-how;" marketing, distribution and advertising plans and techniques; the existence or terms of contracts or potential contracts with, or other information identifying or relating to past, existing or prospective customers, distributors or vendors; cost data, pricing policies, and financial and accounting information; or matters pertaining to pending or threatened litigation; provided, however, that (after reasonable measures have been taken to maintain confidentiality and after giving reasonable notice to Buyer specifying the information involved and the manner and extent of the proposed disclosure thereof) any disclosure of such information may be made to the extent required by applicable Laws or judicial or regulatory process.

"Competing Business" means any Person (other than Buyer and its Affiliates) engaged, in whole or in part, in any business that involves the design, manufacture, maintenance, field service or repair of shell and tube heat exchangers.

         8.2 NECESSITY AND REASONABLENESS. Sellers hereby specifically acknowledge, agree and represent to Buyer as a material inducement for Buyer to enter into this Agreement:

                 (a)      the covenants and agreements of Sellers in this
         Article 8 are necessary and essential to the protection of the business which will be conducted by Exell and Buyer after the Closing Date, and to enable Buyer to realize and derive all of the benefits, rights and expectations associated with this Agreement;

                 (b) Buyer will suffer great loss and irreparable harm if Sellers directly or indirectly enters into a Competing Business;

                 (c) the restrictions contained in this Article 8 are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other business interests of Buyer in respect of Exell;

                 (d) the enforcement of this Agreement in general, and of this Article 8 in particular, will not work an undue or unfair hardship on Sellers or otherwise be oppressive to them;

                 (e) the enforcement of this Agreement in general, and of this Article 8 in particular, will neither deprive the public of needed goods or services nor otherwise be injurious to the public; and

                 (f) good, independent and valuable consideration exists for the agreement of Sellers to be bound by the covenants and agreements contained in this Article 8.

         8.3     ENFORCEMENT.   Sellers agree that Buyer shall, in addition to
any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of this Article 8 without the necessity of proving inadequacy of legal remedies or irreparable harm, or posting bond.


                                   ARTICLE 9

                                 MISCELLANEOUS

         9.1 CERTAIN DEFINITIONS. As used in this Agreement, each of the following terms has the meanings set forth below:

                 (a) "Affiliate" when used to indicate a relationship with any Person, means: (i) any corporation or organization of which such Person is an officer, director or partner or is directly or indirectly the beneficial owner of at least 10% of the outstanding shares of any class of equity securities or financial interest therein; (ii) any trust or other estate in which such Person has a beneficial interest or as to which such Person serves as trustee or in any similar fiduciary capacity; or (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of, such Person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by" or "under common control with") means the possession, direct or indirect, of the power to direct, cause the direction of or influence the management and policies of a Person, whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such Person, or otherwise.

                 (b)      "Agreement"   means and includes this Agreement and
         the schedules and exhibits hereto, including the Disclosure Schedule.

                 (c) "Business Laws" means all Laws relating to the establishing, owning, operating, managing, maintaining, improving or conducting the business operated by Exell prior to the Closing.

                 (d) "Claims" means any claims, demands, actions, costs, damages, losses, diminution in value, expenses, obligations, liabilities, recoveries, judgments, settlements, suits, proceedings, causes of action or deficiencies, including interest, penalties (including civil and criminal penalties) and reasonable attorneys' fees.

                 (e)      "Encumbrance"   means any security interest,
         mortgage, deed of trust, pledge, lien, or other encumbrance of any nature whatsoever.

                 (f) "Environmental Laws" mean all Laws relating to protection of the environment, including, without limitation, health and chemical use Laws, and Laws governing the on or off-site use, storage, treatment, recycling, generation, transportation, processing, handling, production or disposal of Hazardous Substances or sanitary (non-hazardous) substances or waste, including, without limitation, garbage, refuse or other similar substances.

                 (g) "Exell Shares" means at any date all of the shares of Exell Stock issued and outstanding on such date.

                 (h) "Exell Stock" means the capital stock of Exell as authorized by its charter documents, as amended.

                 (i) "Governmental Authority" means any federal, state, county, municipal, or other local governmental body, legislature, agency, commission, board, department, court or other governmental authority, and includes, without limitation, the Federal Trade Commission, the Environmental Protection Agency, the Interstate Commerce Commission, the Occupational Safety and Health Administration, and the Internal Revenue Service.

                 (j) "Hazardous Substance" means, without limitation, (i) any flammable explosives, radon, radioactive materials, asbestos, polychlorinated biphenyls, benzene, petroleum and petroleum products, methane, or (ii) hazardous materials, hazardous wastes, biomedical wastes, hazardous or toxic substances or related materials defined as such in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), or any other Environmental Laws.

                 (k) "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 (l) "Laws" mean any applicable statute, law, code, ordinance, rule, regulation, order, permit, license, certificate, writ, judgment, injunction or decree promulgated by any Governmental Authority.

                 (m) "Person" means an individual, corporation, limited liability company, partnership, limited partnership, joint venture, joint stock company, firm, company, syndicate, trust, estate, association, Governmental Authority, business, organization or any other incorporated or unincorporated entity.

                 (n)      "Permitted Encumbrances" means:

                          (i)     Encumbrances described in the Disclosure
                 Schedule;

                          (ii)    inchoate common law, statutory or
                 constitutional liens, and liens for taxes and assessments which are not due or are being contested in good faith; and

                          (iii)   Encumbrances set forth on the Disclosure
                 Schedule.

         9.2 FURTHER ASSURANCES. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the transactions contemplated hereby, including, without limitation, the transfer to Buyer of the entire legal and beneficial ownership of the Exell Shares, free and clear of all Encumbrances.

         9.3 PUBLIC ANNOUNCEMENTS. Neither Sellers nor any of their respective Affiliates or agents shall issue any press release or public announcement regarding the execution of this Agreement or the transactions contemplated hereby.

         9.4 EXPENSES. Each of Buyer and Sellers shall bear their own legal and accounting fees, and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement, and consummation of the transactions contemplated hereby.

         9.5 NOTICES AND WAIVERS. Any notice, instruction, authorization, request, demand or waiver hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the address indicated beneath their respective signatures on the execution pages of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

         9.6 CERTAIN REFERENCES. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter. References to Articles or Sections shall be to Articles or Sections of this Agreement unless otherwise specified. The headings and captions used in this Agreement are solely for convenient reference and shall not affect the meaning or interpretation of any article, section or paragraph herein, or this Agreement. The terms "hereof," "herein" or "hereunder" shall refer to this Agreement as a whole and not to any particular article, section or paragraph. The terms "including" or "include" are used herein in an illustrative sense and not to limit a more general statement. When computing time periods described by a number of days before or after a stated date or event, the stated date or date on which the specified event occurs shall not be counted and the last day of the period shall be counted.

         9.7 SUCCESSORS AND ASSIGNS. This Agreement shall bind, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and if an individual, by his executors, administrators, and beneficiaries of his estate by will or the laws of descent and distribution. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party.

         9.8 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and of the United States applicable in Texas. Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree that the rule that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

         9.9 AMENDMENT AND ENTIRETY. This Agreement may be amended, modified, or superseded only by written instrument executed by all parties hereto. This Agreement and the exhibits and schedules hereto (including the Disclosure Schedule) sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof. In the event of any conflict or inconsistency between the provisions of this Agreement and the contents or provisions of any schedule or exhibit hereto, the provisions of this Agreement shall control.

         9.10 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and assigns, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement. Without limiting the generality of the foregoing, it is expressly understood that this Agreement does not create any third party beneficiary rights.

         9.11 TIME OF ESSENCE. Time is of the essence in the performance of this Agreement.

         9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument.


                           [SIGNATURE PAGE  FOLLOWS]

         IN WITNESS WHEREOF, this Stock Purchase Agreement is executed and delivered as of the date first above written.

                                 BUYER:

                                 ITEQ, INC.


                                 By:
                                    ------------------------------------------
                                 Name:
                                      ----------------------------------------
                                 Title:
                                       ---------------------------------------

                                 Address:     2727 Allen Parkway, Suite 706
                                              Houston, Texas 77019
                                 Telecopy No. (713) 520-8228


                                 SELLERS:




                                 ---------------------------------------------
                                 William R. Miller

                                 Address:     P. O. Box 3726
                                              Beaumont, Texas  77704
                                 Telecopy No. (409) 833-4731




                                 ---------------------------------------------
                                 Leo G. Babel

                                 Address:     P. O. Box 3726
                                              Beaumont, Texas  77704
                                 Telecopy No. (409) 833-4731




                                 ---------------------------------------------
                                 Robert L. Blackwell, II, by Ellen Dee
                                 Blackwell, Individually and as Surviving
                                 Marital Partner

                                 Address:     P. O. Box 3726
                                              Beaumont, Texas  77704
                                 Telecopy No. (409) 833-4731




                                 ---------------------------------------------
                                 William Russel Miller

                                 Address:     P. O. Box 3726
                                              Beaumont, Texas  77704
                                 Telecopy No. (409) 833-4731




                                 ---------------------------------------------
                                 Fabian Howard Babel

                                 Address:     P. O. Box 3726
                                              Beaumont, Texas  77704
                                 Telecopy No. (409) 833-4731




                                 ---------------------------------------------
                                 Robert Blackwell, III

                                 Address:     P. O. Box 3726
                                              Beaumont, Texas  77704
                                 Telecopy No. (409) 833-4731

                          PURCHASE AND SALE AGREEMENT

       THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT") is entered into as of the Effective Date (as hereinafter defined) between BABEL, MILLER & BLACKWELL PARTNERSHIP, a Texas general partnership ("SELLER") and ITEQ, INC., a Delaware corporation ("PURCHASER").

                              W I T N E S S E T H:

       In consideration of the mutual covenants set forth herein and in consideration of the earnest money deposit herein called for, the receipt and sufficiency of which are hereby acknowledged by Seller, the parties hereto hereby agree as follows:

       Section 1. Sale and Purchase. Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, the following:

              a. the tracts or parcels of land situated in Jefferson County, Texas described in EXHIBIT A hereto together with all rights and interests appurtenant thereto, including all of Seller's right, title, and interest in and to adjacent streets, alleys, rights-of-way, and any adjacent strips or gores of real estate (the "LAND"); all fixtures and improvements located on the Land (the "IMPROVEMENTS"); and all rights, titles, and interests appurtenant to the Land and Improvements;

              b. all (i) contracts or agreements, such as maintenance, service, or utility contracts (the, "PROPERTY AGREEMENTS"), to the extent Purchaser elects to take assignment thereof, (ii) warranties, guaranties, indemnities and claims, (iii) licenses, permits or similar documents, (iv) telephone exchanges, trade names, marks and other identifying material, (v) plans, drawings, specifications, surveys, engineering reports and other technical information, (vi) insurance contracts or policies, to the extent Purchaser elects to take assignment thereof, and (vii) other property (real, personal, or mixed), owned or held by Seller that relates, in any way, to the design, construction, ownership, use, leasing, maintenance, service or operation of the Land or Improvements.

The above listed items are herein collectively called the "PROPERTY". All of the Property shall be conveyed, assigned, and transferred to Purchaser at Closing (hereinafter defined) free and clear of all liens, claims, easements, and encumbrances whatsoever except for the Permitted Encumbrances (hereinafter defined).

       Section 2. Purchase Price. The price for which Seller shall sell and convey the Property to Purchaser, and which Purchaser shall pay to Seller, is [$10,364,958, less amount allocated to purchase price under stock purchase agreement] Dollars ($__________) ("PURCHASE PRICE"). The Purchase Price shall be payable in cash or cash equivalent at the Closing (hereinafter defined).

       Section 3. Earnest Money. Within five (5) business days after the execution hereof, Purchaser shall deliver to Stewart Title Company, 2390 North Dowlen Road, Beaumont, Texas

77706 Attn: ____________________ ("TITLE COMPANY") a check in the amount of $100.00 which the Title Company shall immediately deposit for collection. As used in this Agreement, the term "EARNEST MONEY" shall mean the amount so deposited by Purchaser, together with all interest earned thereon while in the custody of Title Company. The "EFFECTIVE DATE" of this Agreement shall be the date the Earnest Money and a fully executed copy of this Agreement is delivered to the Title Company and such delivery is acknowledged by the Title Company.

       Section 4. Independent Consideration. Contemporaneously with the delivery of the Earnest Money, Purchaser shall deliver to Seller and Seller hereby acknowledges the receipt of, a check in the amount of FIFTY AND NO/100 DOLLARS ($50.00) ("INDEPENDENT CONSIDERATION"), which amount the parties bargained for and agreed to as consideration for the Seller's grant to Purchaser of Purchaser's exclusive right to purchase the Property pursuant to the terms hereof and for Seller's execution, delivery and performance of this Agreement. This Independent Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable under any circumstances, and shall be retained by Seller notwithstanding any other provisions of this Agreement.

       Section 5.    Delivery of Information by Seller.

              a. Within THIRTY (30) DAYS after the Effective Date, Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

                     i. commitment for Title Insurance ("TITLE COMMITMENT") from the Title Company setting forth the status of the title of the Land and Improvements and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and all other matters of record affecting the Land or Improvements; and

                     ii. a true, complete, and legible copy of all documents referred to in the Title Commitment ("TITLE COMMITMENT DOCUMENTS").

              b. Within thirty (30) days after the Effective Date of this Agreement, Seller, at the equally shared cost and expense of Seller and Purchaser, shall deliver to Purchaser a survey ("SURVEY") consisting of a plat and field notes prepared by a licensed surveyor acceptable to Purchaser and Title Company, which Survey shall (i) reflect the actual dimensions of, and area within, the Land, the location of any easements, setback lines, encroachments, or overlaps thereon or thereover, and the outside boundary lines of all Improvements, (ii) identify by recording reference all easements, set back lines, and other matters referred to in the Title Commitment, (iii) include the surveyor's registered number and seal, the date of the Survey, and a certificate satisfactory to Purchaser, (iv) reflect that there is access to and from the Land from a publicly dedicated street or road, (v) be sufficient to cause the Title Company to delete (except for "shortages in area") the printed exception for "discrepancies, conflicts or shortages in area or boundary lines, or encroachments, or any overlapping of improvements" in the Owner's Title Policy to be delivered pursuant to Section

       9 hereof, (vi) reflect any area within the Land that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or any other governmental agency or body as being subject to special or increased flooding hazards, and (vii) in general, comply with the requirements of the Texas Surveyor's Association for a Category 1A Condition II. For purposes of the property description to be included in the general warranty deed to be delivered pursuant to Section 9 hereof, the field notes prepared by the surveyor shall control any conflicts or inconsistencies with EXHIBIT A hereto, and such field notes shall be incorporated herein by this reference upon their completion and approval by Purchaser.

              c. Within thirty (30) days after the Effective Date of this Agreement, Seller, at its sole cost and expense, shall deliver to Purchaser current searches of all Uniform Commercial Code financing statements filed with the Office of the Secretary of State of Texas and the County Clerk of Jefferson County, Texas against Seller and Seller's predecessors in title reflecting all effective financing statements then of record relating to the Property or any part thereof.

              d. Within thirty (30) days after the Effective Date of this Agreement, Seller, at its sole cost and expense, shall deliver to Purchaser (i) legible copies of all Property Agreements; (ii) copies of all engineering and technical reports in the possession of Seller or its representatives that concern the Land or Improvements, including oils testing reports and reports of environmental or hazardous waste inspections or surveys; (iii) copies of all plans and specifications that describe or relate to the Improvements; and (iv) profit and loss statements reflecting the results of operation of the Property for the preceding year. The documents described in this Section 5(d) are herein collectively called the "DOCUMENTS", and the information contained in the Documents is herein collectively called the "INFORMATION".

       Section 6.    Right of Inspection; Contingency Period.

              a. From the Effective Date to the Closing Date, Seller shall afford Purchaser and its representatives a continuing right to inspect, at reasonable hours, the Property, and all books, records, contracts, and other documents or data pertaining to the ownership, operation, or maintenance of the Property; provided, however, that in conducting its inspection Purchaser shall not unreasonably interfere with the business and operations of the Seller.

              b. If for any reason Purchaser, in its sole and absolute discretion, is not satisfied with the physical condition of the Improvements, or any matter in the Documents, or any part of the Information, or is otherwise not satisfied with the Property, then Purchaser shall have the right to terminate this Agreement in accordance with Section 12(b) hereof by delivering to Seller a notice of termination at any time within 30 days after receipt by Purchaser of the Title Commitment, Title Commitment Documents and Survey. If Purchaser does not so terminate this Agreement prior to the expiration of the Contingency Period, Purchaser shall have waived its right to terminate this Agreement under this Section 6.

       Section 7. Title. Purchaser shall have the right, at any time during the Contingency Period, to object in writing to any liens and encumbrances reflected by the Title Commitment or Survey. All liens and encumbrances to which Purchaser so objects are hereinafter referred to as the "NON-PERMITTED ENCUMBRANCES"; if no such notice of objection is given during the Contingency Period, then it shall be deemed that all matters reflected by the Survey and Title Commitment are "PERMITTED ENCUMBRANCES". Seller shall use reasonable efforts, at its sole cost, to cure or remove all Non-Permitted Encumbrances and give Purchaser written notice thereof before the end of the Contingency Period; provided, however, that Seller, at its sole cost, shall be obligated to cure or remove at or before Closing all mortgages, deeds of trust, judgment liens, mechanics and materialmen's liens, and other liens against the Property, whether or not Purchaser objects thereto during the Contingency Period. Further, Seller shall cause any leases relating to the Land and Improvements to be terminated on or before Closing. If Seller does not timely cause all of the Non-Permitted Encumbrances to be removed or cured, and timely written notice thereof to be given to Purchaser, then Purchaser shall have the right to either
(i) terminate this Agreement in accordance with Section 12(b) hereof by delivering notice to Seller, or (ii) attempt to remove or cure the Non-Permitted Encumbrances and deduct the cost of such removal or cure from the Purchase Price, or (iii) elect to purchase the Property subject to the Non-Permitted Encumbrances, other than liens that Seller is obligated to cure or remove, and the Non-Permitted Encumbrances (other than liens that Seller is obligated to cure or remove) subject to which Purchaser elects to purchase the Property shall thereafter be Permitted Encumbrances.

       Section 8. Seller's Representations, Warranties, and Covenants. Seller hereby represents and warrants to, and covenants with, Purchaser that:

              a. Seller has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

              b. Seller has good, marketable and indefeasible title in fee simple to the Land and Improvements, free and clear of all liens (except those liens that will be released at or before Closing), and no party, except as herein set forth, has or shall have on the Closing Date any rights in, or to acquire, the Property.

              c. The Land is not located within an area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or any other governmental agency or body as being subject to special flooding hazards.

              d. The Improvements (i) have been constructed in a good and workmanlike manner, free from defects in workmanship and material and, to the best of Seller's knowledge, do not require any repair or replacement other than minor, routine maintenance not aggregating in excess of $100,000; and (ii) have been constructed and are being occupied, maintained, and operated in compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building setback lines, covenants, reservations, and easements, and Seller has received no notice, written or oral, claiming any violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply.

              e. The copies of all Documents, Title Commitment Documents, and other documents delivered by or on behalf of Seller to Purchaser pursuant to this Agreement shall be true and complete in all material respects and, to the best of Seller's knowledge and belief, the information shall be true and complete in all material respects.

              f. There are no actions, suits, claims, assessments, or proceedings pending or, to the knowledge of Seller, threatened that could materially adversely affect the ownership, operation, or maintenance of the Property or Seller's ability to perform hereunder.

              g. All bills and other payments due with respect to the ownership, operation, and maintenance of the Property have been paid or to be paid prior to Closing in the ordinary course of business.

              h. From the Effective Date until the Closing Date, Seller shall: (i) maintain and operate the Property in a good and businesslike manner in accordance with good and prudent business practices; (ii) continue all Property Agreements, and insurance policies or contracts relative to the Property in full force and effect and neither cancel, amend, nor renew any of the same without Purchaser's prior written consent; (iii) not commit or permit to be committed any waste to the Property; and (iv) not, without the prior written consent of Purchaser, enter into any agreement or instrument or take any action that would encumber the Property after Closing, that would bind Purchaser or the Property after Closing, or that would be outside the normal scope of maintaining and operating the Property.

              i. There are no labor disputes, organizational campaigns, or union contracts existing or under negotiation with respect to the Property or the operation thereof. There are no employees engaged in the operation or maintenance of the Property for whom Purchaser will be responsible after Closing.

              j. Attached hereto as EXHIBIT B is a complete and correct list of all Property Agreements setting forth the identity of the parties thereto, the date of such agreement, the consideration payable thereunder, the services to be rendered thereunder, and the expiration date thereof. Except as otherwise expressly indicated on EXHIBIT B, all of the Property Agreements are cancelable on thirty (30) or fewer days notice, without payment of any cancellation consideration.

              k. All financial statements, reports and other data, including but not limited to information concerning gross rental income, operating expenses, debt service, and cash flow statements heretofore furnished by Seller to Purchaser relative to the Property are true and correct in all material respects and fully and accurately present the financial condition, the financial results, or other subject matter thereof as of the dates thereof. All such statements, reports, information, and other data hereafter furnished by Seller to Purchaser shall be true and correct in all material respects and shall fully and accurately present the financial condition, the financial results, or other subject matter thereof as of the dates thereof.

              l. During the period that Seller has owned the Property, the Property has not been the site of any activity that would violate any past or present environmental law or regulation of any governmental body or agency having jurisdiction over the Property. Specifically, but without limitation, (i) solid waste, petroleum, or petroleum products have not been handled on the Property such that they may have leaked or spilled onto the Property or contaminated the Property, (ii) there is no on-site contamination resulting from activities on the Property or adjacent tracts, and (iii) the Property contains no "hazardous materials" which shall mean any flammables, explosives, radioactive materials, asbestos, or other hazardous waste including without limitation substances defined as "hazardous substances", "hazardous materials", or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Hazardous Materials Transportation Act; and the Resources Conversation and Recovery Act, all as amended.

              m. The current zoning classification of the Property is LI (Light Industrial); the Improvements have been constructed and are being occupied and maintained in compliance therewith; and there are no proceedings pending or contemplated to alter such zoning classification.

If (i) any of Seller's representations and warranties set forth in this Section 8 are untrue in any material respect, or (ii) at any time at or before Closing there is any material change with respect to the matters represented and warranted by Seller pursuant to this Section 8, then Seller shall give Purchaser prompt written notice thereof, and Purchaser shall have the right to terminate this Agreement in accordance with Section 12(b) hereof by delivering notice to Seller at any time at or before the Closing. All of Seller's representations and warranties shall survive the Closing.

       Section 9. Closing. The closing ("CLOSING") of the sale of the Property by Seller to Purchaser shall occur on or before June 30, 1997 ("CLOSING DATE"). Time is of the essence with regard to the Closing Date. The Closing shall occur in the offices of Porter & Hedges, L.L.P., 700 Louisiana, 35th Floor, Houston, Texas 77002 commencing at 10:00 AM on the Closing Date.
At the Closing the following, which are mutually concurrent conditions, shall occur:

              a. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller the following:

                     i. Cashier's check, or the check of the Title Company, made payable to the order of Seller, or immediately available cash funds, in the amount of the Purchase Price as specified in
              Section 2 hereof, adjusted in accordance with Section 9(c) hereof; and

                     ii. Evidence satisfactory to Seller and Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so.

              b. Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

                     i. Special Warranty Deed in the form of EXHIBIT C hereto, fully executed and acknowledged by Seller, conveying to Purchaser the Land and Improvements, subject only to the Permitted Encumbrances;

                     ii. Owner's Policy of Title Insurance in the amount of the Purchase Price issued by Title Company (with such reinsurance as Purchaser may require), insuring that Purchaser is the owner of the Land and Improvements subject only to the Permitted Encumbrances and the standard printed exceptions included in a Texas standard form owner's policy of title insurance; provided, however, that (A) the standard exception for discrepancies, conflicts, or shortages in area shall be deleted except for "shortages in area"; (B) such policy shall have "None of Record" endorsed regarding restrictions except for restrictions that are Permitted Encumbrances; (C) the rights of parties in possession shall be limited only to those holding under written leases; and
              (D) the standard exception for taxes shall be limited to the year in which the Closing occurs, marked "not yet due and payable", and subsequent years and subsequent assessments for prior years due to change in land usage or ownership;

                     iii. Current certificate issued by company acceptable to Purchaser reflecting that since the date of the searches furnished pursuant to Section 5(c) hereof no Uniform Commercial Code filings, chattel mortgages, assignments, pledges, or other encumbrances have been filed in the offices of the Secretary of State of the State of Texas or the County Clerk of Jefferson County with reference to the Property;

                     iv. Certificates issued by the applicable taxing authorities, pursuant to Section 31.08 of the Texas Tax Code, stating that no delinquent taxes, penalties and interest are due and payable on the Property;

                     v. Evidence satisfactory to Purchaser and the Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;

                     vi. Certificate executed by Seller stating that, as of the Closing Date, each of Seller's representations and warranties set forth in Section 8 hereof is true and correct;

                     vii. Certificate meeting the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, executed and sworn to by Seller; and

                     viii. Such other instruments as are customarily executed in Texas to effectuate the conveyance of property similar to the Property, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, titles, and interests of Seller related to the Property and Seller will no longer have any rights, titles, or interests in and to the Property.

              c. All normal and customarily proratable items, including without limitation real estate and personal property taxes, utility bills, rents, interest, and Property Agreement payments shall be prorated as of the Closing Date, Seller being charged and credited for all of same up to such date and Purchaser being charged and credited for all of same on and after such date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, when actual figures are received, a cash settlement will be made between Seller and Purchaser. The provisions of this Section 9(c) shall survive the Closing.

              d. Seller shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period prior to the Closing Date, and shall indemnify and hold harmless Purchaser from such costs and liabilities and from all reasonable attorneys' fees expended by Purchaser in connection therewith. Seller shall have the right to receive all proceeds relating to the Property that are properly allocable to the period before the Closing Date, and Purchaser shall have the right to receive all proceeds relating to the Property that are properly allocable to the period from and after the Closing Date. Purchaser shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period from and after the Closing Date, except such costs and liabilities that arise out of or result from a breach by Seller of its representations and warranties set forth in Section 8 hereof, and Purchaser shall indemnify and hold harmless Seller from such costs and liabilities and from all reasonable attorneys' fees expended by Seller in connection therewith. This Section 9(d) shall survive the Closing.

              e. Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind and parties in possession, with all parts of the Property (including without limitation the Improvements) in the same condition as on the date hereof, normal wear only excepted.

       Section 10. Commissions. Seller shall defend, indemnify, and hold harmless Purchaser, and Purchaser shall defend, indemnify, and hold harmless Seller, from and against all claims by third parties for brokerage, commission, finders, or other fees relative to this Agreement or the sale of the Property, and all court costs, attorneys' fees, and other costs or expenses arising therefrom, and alleged to be due by authorization of the indemnifying party.

       Section 11. Destruction, Damage or Taking Before Closing. If, before Closing, all or any part of the Land or Improvements are destroyed or damaged, or become subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof. Purchaser shall have the right to elect to proceed with the Closing (subject to the other provisions of this Agreement) by delivering notice thereof to Seller within five (5) business days of receipt of Seller's notice respecting the damage, destruction, or taking, but Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser at Closing Seller's rights to such proceeds or awards. If, within five (5) business days of receipt of Seller's notice respecting the damage, destruction, or taking, Purchaser notifies Seller of its intent to terminate this Agreement, or if Purchaser gives no notice within such period, then Purchaser shall be deemed to have terminated this Agreement pursuant to Section 12(b) hereof.

       Section 12.   Termination and Remedies.

              a. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Purchaser in Sections 6, 7, 8, 11 and 13 hereof, then Seller, shall have the right to terminate this Agreement by notifying Purchaser thereof, in which event Title Company shall deliver the Earnest Money to Seller, and Seller shall have all rights and remedies available under applicable law.

              b. If Purchaser terminates this Agreement pursuant to Section 6, 7, 8, 11 or 13 hereof, then Title Company shall return the Earnest Money to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder.

              c. If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to Section 13, Purchaser's failure to perform its obligations hereunder or termination hereof by Purchaser in accordance with Section 12(b), then Purchaser shall have all rights and remedies available under applicable law, and Title Company shall return the Earnest Money to Purchaser.

       Section 13. Conditions to Closing. This Agreement is expressly conditioned upon the consummation of a Stock Purchase Agreement dated April 24, 1997 between the stockholders of Exell, Inc., a Texas corporation and Purchaser (the "EXELL AGREEMENT"). In the event the Exell Agreement is not consummated for any reason, Seller shall have no further obligation to sell and Purchaser shall have no further obligation to purchase the Property and this Agreement shall be automatically terminated and of no further force and effect.

       Section 14. Notices. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to such party; transmitted by Federal Express or a similar generally recognized overnight carrier generally providing proof of delivery; by prepaid telegram or telex; or by facsimile copy transmission. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

       If to Seller, to:                   Babel, Miller & Blackwell
                                           P.O. Box 3726
                                           Beaumont, Texas 77704
Attn: William R. Miller
                                           (409) 838-3400
                                           FAX: (409) 833-4731

       If to Purchaser, to:                ITEQ, Inc.
                                           2727 Allen Parkway, Suite 760
                                           Houston, Texas 77019
                                           Attn: Mr. Lawrence W. McAfee
                                           (713) 285-2700
                                           FAX: (713) 520-8228

Either party hereto may change its address for notice by giving three (3) days prior written notice thereof to the other party.

       Section 15. Assigns; Beneficiaries. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives and successors; provided, this Agreement is not assignable by either party, except Purchaser may assign this Agreement to any of its subsidiaries or affiliates. This Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement.

       Section 16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

       Section 17. Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. Exhibits A through C, inclusive, attached hereto, are incorporated herein by this reference for all purposes.

       IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the date first set forth above.



                                           SELLER:

                                           BABEL, MILLER & BLACKWELL PARTNERSHIP



                                           By:
                                              --------------------------------
                                           Name:
                                                ------------------------------
                                           Title:
                                                 -----------------------------

                                           PURCHASER:

                                           ITEQ, INC.


                                           By:
                                              --------------------------------
                                           Name:
                                                ------------------------------
                                           Title:
                                                 -----------------------------



                              Schedule of Exhibits


A      -      Description of Land

B      -      List of Property Agreements

C      -      Form of Special Warranty Deed

                            JOINDER BY TITLE COMPANY


       The undersigned, STEWART TITLE COMPANY, referred to in this Agreement as the "TITLE COMPANY," hereby acknowledges that it received this Agreement executed by Seller and Purchaser on the ____ day of _____________, 1997, and accepts the obligations of the Title Company as set forth herein. The undersigned further acknowledges that it received the Earnest Money on the ___ day of _______________, 1997. The Title Company hereby agrees to hold the Earnest Money as directed in this Agreement, and to distribute the Earnest Money in accordance with the terms and provisions of this Agreement.


                                           STEWART TITLE COMPANY



                                           By:
                                              --------------------------------
                                           Name:
                                                ------------------------------
                                           Title:
                                                 -----------------------------

                                           Address:      2390 North Dowlen Road.
                                                         Beaumont, Texas 77006
                                                         (409) 866-8880
                                                         Fax (409) 866-9137